UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 30, 2013

Sanomedics International Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-54167	27-3320809
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

444 Brickell Avenue, Suite 415, Miami, Florida	33131
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (305)433-7814 not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01            Entry into a Material Definitive Agreement.

Amendment to Stock Purchase Agreement for Prime Time Medical, Inc.

As previously reported in the Current Report on Form 8-K of Sanomedics International Holdings, Inc., a Delaware corporation (“Sanomedics” or the “Company”), as filed by the Company with the Securities and Exchange Commission on May 3, 2013, the Company and Anovent, Inc., a Florida corporation and wholly owned subsidiary of Sanomedics (“Anovent”), entered into a Stock Purchase Agreement (the “Purchase Agreement”) dated April 26, 2013 with Prime Time Medical, Inc., a Florida corporation (“Prime Time”) and Mark R. Miklos, the sole equity holder of Prime Time, pursuant to which Anovent would acquire 100% of the stock of Prime Time from Mr. Miklos. On August 30, 2013 the parties entered into an Amendment to the Purchase Agreement (the “Amendment to Purchase Agreement”) which amended certain terms of the Purchase Agreement. As described below, the transaction closed on August 30, 2013. The Amendment to the Purchase Agreement amended the terms of the Purchase Agreement as follows:

•           the purchase price for the shares of Prime Time to be purchased by Anovent was increased from $3 million to $3.1 million, payable as follows:

•	$400,000 in cash which had previously been tendered,
•	a note (the “Short Term Note”) in the principal amount of $850,000, bearing interest at 5% per annum, payable in one-lump sum on September 30, 2013,
•
two additional promissory notes (“Note A” and “Note B”) in the aggregate principal amount of $1,000,000. Note A in the principal amount of $500,000 will bear interest at 5% per annum, with monthly payments of principal and interest, and will mature three years after the closing date of the transaction. Note B in the principal amount of $500,000 will bear interest at 5% per annum, with annual payments of interest and principal payable annually over two years from the closing date provided; however, that the principal balance of Note B (and the respective annual payment) will be reduced: (i) if earnings before income taxes, depreciation and amortization (EBITDA) of Prime Time for the 12 month period ended September 30, 2014 is less than $975,000; and/or (ii) if EBITDA of Prime Time for the 12 month period ended December 31, 2014 is less than $975,000. At Mr. Miklos’ option, Note B can be paid in shares of common stock of the Buyer on terms acceptable to Seller and the Company,

•	62,500 shares (the “Closing Shares”) of the Company’s common stock valued at $1.60 per share (the “Original Issuance Price”), and
•	an additional 468,750 shares (the “Post-Closing Shares”) of the Company’s common stock valued at the Original Issuance Price ; of which both Closing Shares and Post-Closing Shares have been tendered.

•           Mr. Miklos was given the right to put any or all of the Closing Shares and/or Post-Closing Shares of the Company’s common stock to be issued as partial consideration for the purchase back to the Company at any time after the first anniversary of the closing date of the transaction at a price per share equal to the Original Issuance Price which is an aggregate of $850,000. The put amount is then payable by the Company in immediately available funds or, in the Company’s discretion, by adding the amount due to the principal amount of Note A;

•           to secure the payment of the Short Term Note, the Company and Anovent agreed to grant Mr. Miklos a security interest in the shares of Prime Time to be purchased by Anovent, and the certificates representing those shares are to be deposited in escrow. During the escrow period, Anovent has the right to vote the Prime Time shares and will have ownership over such securities;

•           in the event of a default under the Short-Term Note, Mr. Miklos, in his sole discretion, may take absolute title to the shares of Prime Time to be purchased by Anovent, and exercise all rights as owner of such securities would have including the right to vote such securities and transfer the shares to a third-party. In that event, Prime Time would no longer be a subsidiary of the Company. Until the Short-Term Note is paid, the Company will not be entitled to encumber or dispose of the Prime Time shares and the Company and Anovent agreed not to take certain actions involving the business of Prime Time;

•           upon an event of default under the Short-Term Note, the Company will pay Mr. Miklos $100,000 in cash, and upon such payment (i) the Post-Closing Shares will be returned to the Company for cancellation, with Mr. Miklos entitled to retain the Closing Shares; (ii) the Employment Agreement described below will be deemed terminated ab initio; (iii) the Short Term Note, Note A and Note B will each be cancelled and deemed terminated ab initio; and (iv) Mr. Miklos and the Company will have no further obligations to each other;

•           following the payment of the Short-Term Note and provided that the Prime Time shares are no longer pledged to Mr. Miklos, the Company will pay $20,000 each to two other key managers of Prime Time, which will be payable in 12 monthly installments commencing September 30, 2013; and

•           the Company is responsible for the payment of up to a 5% broker’s fee to Truforte Business Group.

The description of the terms and condition of the Amendment to Stock Purchase Agreement is qualified in its entirety by reference to the agreement which is filed as Exhibit 10.50 to this report.

Employment Agreement with Mark R. Miklos

On August 30, 2013 in connection with the closing of the acquisition of Prime Time described later in this report, the Company and its wholly-owned subsidiary Anovent entered into an Employment Agreement with Mark R. Miklos and Prime Time pursuant to which Prime Time engaged Mr. Miklos to serve as General Manager and Director of Business Development for it. Under the terms agreement, he was also engaged to serve on the Company’s mergers and acquisitions team as reasonably requested by the Company’s Board of Directors. The initial term of the Employment Agreement is for two years, and the term automatically renews for additional one year periods unless either party provides written notice to the other party of non-renewal at least 60 days prior to the expiration of the then current term.

Mr. Miklos will receive a base salary of $100,000 during the first year of the initial term, which will be increased to $125,000 during the second year of the initial term. His base salary during any renewals of the term of the Employment Agreement will be determined by the Company’s Board of Directors. Mr. Miklos will also be entitled to receive an annual cash bonus of 10% of an increase in earnings before income taxes, depreciation and amortization (EBITDA) of Prime Time in excess of $250,000, up to a maximum cash bonus of $250,000. At the option of the Board, 50% of any earned cash bonus can be paid to Mr. Miklos in shares of the Company’s common stock, provided that such shares have been registered under a registration statement on Form S-8 and such shares are freely tradeable. If the Company should make the election to pay the portion of the any earned bonus in shares of its common stock, for the purposes of the issuance the shares will be valued at the price per share offered in the most recent private placement of shares of the Company’s common stock, or if there has been no private placement within six months of the payment of any earned bonus, the shares will be valued at the exercise price of any option granted by the Company to one of its officers which is most recent to the payment of any earned bonus.

Under the terms of the Employment Agreement, Mr. Miklos is entitled to be reimbursed for all reasonably and necessary expenses incurred by him in connection with the performance of services to Prime Time. He is also entitled to receive the benefits he was receiving from Prime Time immediately prior to the acquisition of it by the Company, including vacation, health, medical, life and disability and insurance, and an automobile allowance, as well as being entitled to participate in the Company’s stock option plans. The Employment Agreement contains customary confidentiality, non-solicitation, non-compete and work for hire assignment provisions.

The Employment Agreement may be terminated by Prime Time for “good cause” as defined in the agreement, without cause, and upon Mr. Miklos death or disability. If the agreement is terminated for good cause, or upon his death, he is not entitled to receive any compensation after the date of termination. If the agreement is terminated without cause, Prime Time is obligated to pay him:

•	his base salary for the greater of six months or the remainder the term of the Employment Agreement,
•	reimbursement for all unreimbursed expenses owed him through the date of termination,
•	any accrued but unpaid base salary through the date of termination, and
•	any earned cash bonus through the termination date for the year in which the termination occurs calculated prorata through the termination date.

In addition, if Mr. Miklos is terminated without cause prior to June 30, 2104, both EBITDA and 2014 EBITDA will each be deemed to have exceeded $975,000 for the purposes of the EBITDA adjustment in Note B described below. In the event the Employment Agreement is terminated upon this disability, he is entitled to receive:

•	his base salary for 120 days following the termination date,
•	reimbursement for all unreimbursed expenses owed him through the date of termination,
•	any accrued but unpaid base salary through the date of termination, and
•	any earned cash bonus through the termination date for the year in which the termination occurs calculated prorata through the termination date.

The Employment Agreement may also be terminated upon an event of default of the Short Term Note as described earlier in this report.

The description of the terms and condition of the Employment Agreement is qualified in its entirety by reference to the agreement which is filed as Exhibit 10.55 to this report.

Item 2.01	Completion of Acquisition or Disposition of Assets

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 3.02	Unregistered Sales of Equity Securities.

On August 30, 2013 (the “Closing Date”), the Company completed the acquisition of Prime Time pursuant to the terms and conditions of the Purchase Agreement and the Amendment to Purchase Agreement. Prime Time is durable medical equipment (DME) provider of home medical equipment with products such as power wheel chairs and scooters specializing in complex rehab products, respiratory equipment including oxygen concentrators and nebulizer compressors, hospital beds, bariatric equipment, walkers, CPMs, commodes, manual wheel chairs and support surface products for wound care management, servicing consumers throughout West Central Florida. Prime Time is now a wholly-owned subsidiary of the Company.

On the Closing Date, the Company issued Mr. Miklos an aggregate of 531,250 shares of its common stock, valued at $850,000, as partial consideration of the purchase price for Prime Time, of which 468,750 shares representing the Post-Closing Shares have been deposited in escrow pursuant to the terms of the Amendment to Purchase Agreement described earlier in this report. The recipient was an accredited or otherwise sophisticated investor who had access to business and financial information concerning the Company. The issuances were exempt from registration under the Securities Act of 1933, as amended, in reliance on exemptions provided by Section 4(2) of that act.

On the Closing Date the Company also issued to Mr. Miklos the Short-Term Note, Note A and Note B. The Short-Term Note is due on September 30, 2013. Note B is payable in two installments of $268,902.44 each, due on the first and second anniversary of the note, subject to reductions if the EBITDA thresholds described earlier in this report are not met. Note A is payment in 36 monthly installments of principal and interest of $14,985.45 each beginning on September 30, 2013. As collateral for the repayment of the Notes Company and Anovent entered into a Security Agreement with Mr. Miklos which granted him a blanket security interest in the assets of the Company and Anovent, subordinate to all of indebtedness of the corporations which are greater than $1 million in the agreement, existing at the date of closing or in the future.

The foregoing descriptions of the Short-Term Note, Note A, Note B and the Security Agreement are qualified in their entirety by reference to the agreements which are filed as Exhibits 10.51, 10.52, 10.53 and 10.54, respectively, to this report.

Item 9.01           Financial Statements and Exhibits.

(a)           Financial statements of businesses acquired.

The audited financial statements of Prime Time for the periods specified in Rule 3-05(b) of Regulation S-X will be filed by amendment to this report to be filed with the Securities and Exchange Commission within 75 days from the Closing Date.

(b)           Pro forma financial information.

The pro forma financial information required pursuant to Rule 8-05 of Regulation S-X will be filed by amendment to this report to be filed with the Securities and Exchange Commission within 75 days from the Closing Date.

(d)           Exhibits.

Exhibit No.	Description

10.50	Amendment to Stock Purchase Agreement dated August 30, 2013 by and among Sanomedics International Holdings, Inc., Anovent, Inc., Prime Time Medical, Inc. and Mark R. Miklos.
10.51	Promissory Note dated August 30, 2013 in the principal amount of $850,000 to Mark R. Miklos due September 30, 2013.
10.52	Promissory Note dated August 30, 2013 in the principal amount of $500,000 to Mark R. Miklos due April 25, 2015.
10.53	Promissory Note dated August 30, 2013 in the principal amount of $500,000 to Mark R. Miklos due April 24, 2016.
10.54	Security Agreement dated August 30, 2014 by and among Sanomedics International Holdings Inc., Anovent, Inc. and Mark R. Miklos.
10.55	Employment Agreement dated August 30, 2013 by and among Sanomedics International Holdings, Inc., Anovent, Inc., Prime Time Medical, Inc. and Mark R. Miklos.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sanomedics International Holdings, Inc.

Date: September 6, 2013	By:	/s/ David C. Langle
David C. Langle
Chief Financial Officer